Exhibit 11

ORIENT-EXPRESS HOTELS LTD. AND SUBSIDIARIES

Statements re Computation of Per Share Earnings

(Common shares means both Class A and Class B)

	2010 $	2009 $	2008 $

Net (loss)/earnings from continuing operations	(63,049,000)	(20,124,000)	6,400,000
(Loss)/earnings from discontinued operations, net of tax	469,000	(48,613,000)	(32,754,000)

Net (loss)/earnings	(62,580,000)	(68,737,000)	(26,354,000)

	Shares	Shares	Shares
Shares used to compute basic earnings per common share (weighted average number of shares outstanding)	91,545,000	68,046,000	43,443,000
Shares used to compute diluted earnings per common share (weighted average number of shares outstanding assuming the effect of share options and share awards)	91,545,000	68,046,000	43,443,000

	$	$	$
Basic loss per common share:
Net (loss)/earnings from continuing operations	(0.69)	(0.30)	0.15
Net (loss)/earnings from discontinued operations	0.01	(0.71)	(0.76)

Net loss	(0.68)	(1.01)	(0.61)

Diluted loss
Net (loss)/earnings from continuing operations	(0.69)	(0.30)	0.15
Net (loss)/earnings from discontinued operations	0.01	(0.71)	(0.76)

Net loss	(0.68)	(1.01)	(0.61)